Certain information identified with [***] has been excluded from the exhibit because it both
(i) is not material and (ii) is the type that the company treats as private or confidential.

Exhibit 10.1

Via Email [***]

June 22, 2026

Mark A. Pytosh
[***]

This letter agreement sets forth the terms and conditions regarding your voluntary resignation from CVR Energy, Inc. (the “Company”) without Good Reason (as defined in that certain Employment Agreement, dated July 28, 2025 and effective January 1, 2026, between you and the Company (the “Employment Agreement”)) and corresponding termination of employment with the Company, on the terms that have been mutually agreed below.

1.    Your last day of employment is June 18, 2026 (the “Separation Date”). Effective as of the Separation Date, you have hereby resigned from any and all officer positions, directorships, and any and all other offices, committees, and positions, including as an authorized signatory, you may hold with the Company and each of its subsidiaries and affiliates, including, without limitation, CVR Partners, L.P. (“UAN”), and as a fiduciary of any employee benefit plan of any such entity. You hereby agree to execute any further confirmation of such resignation as the Company or its board of directors (or similar governing body, the “Board”) and UAN reasonably may deem necessary, if any, promptly upon request by the Company or the Board. Notwithstanding the foregoing, you shall be treated for all purposes as having so resigned from the Company, UAN, and all of their subsidiaries and affiliates upon the Separation Date, regardless of when or whether you execute any such additional confirmation. After the Separation Date, you shall not represent yourself as being an officer, director, or employee of the Company, UAN or any of their subsidiaries or affiliates, and none of the Company, UAN or any of their subsidiaries or affiliates will represent that you are officer, director or employee. You will receive your regular pay as a full-time employee according to the Company’s regular payroll practices through the Separation Date. You also will receive a payment of $158,770.21, less applicable tax and payroll withholdings, for 300.22 hours of accrued, unused paid time off according to the Company’s records as of the Separation Date.

2.    Because of your separation of employment, your eligibility for and coverage under the Company’s group health insurance benefits plans will end on the Separation Date. You are, however, eligible to maintain such benefits through COBRA continuation coverage at your sole cost and expense. In order to receive benefits under COBRA, you must actively enroll in COBRA benefits directly through the Company’s COBRA administrator. You will receive additional instructions for how to enroll in benefits through COBRA from the Company’s COBRA administrator in the mail following the Separation Date at your home address. COBRA coverage will be available for the period prescribed by applicable law. Your participation in other benefit plans (e.g., the Company’s 401(k) plan and any other plans or programs) will end immediately on the Separation Date.

3.    (a) In addition to the above payments, you will receive a payment in the amount of $3,000,000, less applicable tax and payroll withholdings, of which (i) $1,500,000 shall be payable in a lump sum within fifteen (15) days after the Effective Date (as defined in paragraph 17), and (ii) the remaining $1,500,000 shall be payable in a lump sum within fifteen (15) days after the nine (9)-month anniversary of the Effective Date, in each case subject to your compliance with the terms and conditions of this letter agreement, including, without limitation, the Continuing Obligations and Continuing Agreements.

(b) Notwithstanding any other provision hereof, as a condition to the Company’s payment to you of the amounts in this paragraph 3, you shall be required to (x) timely execute within the time period set forth in paragraph 17, return to the Company, and not revoke within the Revocation Period (as defined in paragraph 17), this letter agreement agreeing to its terms, including the general release of claims contained in paragraph 7(a), and (y) remain in continued compliance with all of the terms and conditions set forth in this letter agreement (including, without limitation, paragraphs 4, 5, 6, 7, and 11 hereof).

(c) You expressly acknowledge and agree that the amount paid to you as set forth in this paragraph 3 is the sole separation or severance pay or benefit that you are eligible to receive under any agreements, plans, or arrangements with, or sponsored by, the Company or its affiliates (including, without limitation, the Employment Agreement, the CVR Energy, Inc. Change in Control and Severance Plan, effective as of September 13, 2018, the CVR Energy, Inc. 2007 Long-Term Incentive Plan, and the CVR Partners, L.P. 2025 Long-Term Incentive Plan), other than as otherwise expressly provided in paragraph 1 above, and except for any continuation coverage for which you may be eligible (at your sole cost and expense) under the health benefit plans of the Company or any of its affiliates pursuant to the federal law known as “COBRA” (and any similar applicable state law) and any accrued and vested benefits under any tax-qualified retirement plan of the Company or any of its affiliates in accordance with its terms and conditions.

4.    (a) You agree to keep confidential and not to, directly or indirectly, publish, post on your own, or disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, and the like, all confidential information relating to Carl Icahn and his family, Icahn Enterprises L.P. (“IEP”), the Company and its subsidiaries and affiliates, related, parent, and subsidiary companies, and each of their officers, directors, employees, and clients, learned in the course of your employment with the Company or any of its subsidiaries or affiliates (except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel that such disclosure is legally required). Confidential information includes all secret or confidential information, knowledge, or data, including, without limitation, trade secrets, sources of supplies and materials, customer lists and their identity, customer information, designs, production and design techniques and methods, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, processes, technologies, and any intellectual property relating to the business of IEP, the Company or its subsidiaries or affiliates, related, parent, or subsidiary companies and their respective businesses, and any personal information related to Carl Icahn and his family. Without limitation of the foregoing, you further agree not to write a book or article about any Released Party (as defined below), Carl Icahn, his family members, or any of the respective affiliates of any of the foregoing, in any media, and not to publish or cause to be published in any media any confidential information of any of the foregoing.

(b) Nothing in this letter agreement prohibits you from reporting any possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, from making any other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from exercising any protected rights you may have under Section 7 of the National Labor Relations Act. You are not required to notify the Company that you will make or have made such reports or disclosures. Non-compliance with the non-disclosure provisions of this letter agreement shall not subject you to criminal or civil liability under any Federal or State trade secret law for the disclosure of a Company trade secret if the disclosure is made: (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing you in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and you do not disclose the trade secret, except pursuant to court order.

(c) Furthermore, you agree not to disparage, or encourage or induce others to disparage, Carl Icahn and his family, IEP, the Company and its subsidiaries or affiliates, related, parent, and subsidiary companies, and each of their officers, directors, employees, and clients, with any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, and the like. The Company will not, and will instruct its current directors and executive officers not to, disparage, or encourage or induce others to disparage, you with any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, and the like. Notwithstanding the foregoing, neither the Company nor you shall be required to, or instruct anyone to, take any action that would violate applicable law or limit, restrict, or interfere with the rights or obligations of any such director or executive officer under any employment agreement, policy, plan, or applicable law, including, without limitation, the any applicable right to (A) respond to any inquiry or provide information to any governmental, regulatory, or self-regulatory authority, (B) participate in any investigation, hearing, or proceeding conducted by any such authority, (C) testify truthfully in any legal, administrative, or arbitral proceeding pursuant to subpoena or other legal process, (D) exercise any rights under any whistleblower or other protective statute, (E) make non-public internal statements relating to current Company operations in good faith in the performance of such director’s or executive officer’s duties or fiduciary obligations, or (F) make any disclosure required by applicable law or regulation; and provided that the Company shall have no liability for any statement made by any such director or executive officer that is not made at the express direction of, or on behalf of, the Company. For purposes of this letter agreement, the term “disparage” includes, without limitation, comments or statements on the internet, to the press and/or media, to any Released Party or to any individual or entity with whom you or any of the Released Parties, as applicable, have a business relationship which would adversely affect in any manner (i) the conduct of the business of you or any of the Released Parties, as applicable (including, without limitation, any business plans or prospects) or (ii) the business reputation of you or any of the Released Parties, as applicable. In furtherance of the foregoing, you agree that upon and following the Separation Date, the sole and only statement you will make to any person or entity (other than to Carl Icahn and his family) about or concerning any or all of Carl Icahn, his family members, and the Released Parties, or any of their respective affiliates, is to acknowledge that you were employed by the Company and its subsidiaries, the dates of such employment, the general scope of your activities in accordance with the terms of this letter agreement, and the titles that you held. For the avoidance of doubt, you agree not to make any statements regarding the business affairs, processes, or activities of the Released Parties, including regarding your separation of employment. You and the Company acknowledge and agree that the press release to be made by the Company in connection with your departure has been mutually agreed upon.

5.    You acknowledge and agree that you are bound, and will continue to remain bound, by post-employment obligations and restrictions set forth in Section 4 of the Employment Agreement,; provided, that solely for purposes of Section 4.2 and Section 4.4 of the Employment Agreement, the Restriction Period (as defined in the Employment Agreement) shall be nine (9) months, instead of eighteen (18) months; provided, further, that in addition to the foregoing obligations, you acknowledge and agree that, for a period of three (3) years following the Separation Date, you shall not, directly or indirectly, for yourself or on behalf of, in concert with, or for the benefit of any other person or entity, circumvent, or attempt to circumvent, the Company’s or any of its affiliates’ evaluation, pursuit, negotiation, consummation, or implementation of any business combination, acquisition or other strategic transaction identified as under consideration by the Company or any of its affiliates as of the Separation Date including by (A) taking any action that interferes with, impedes, frustrates, delays, discourages, or otherwise adversely affects such efforts, or (B) pursuing, soliciting, negotiating or otherwise participating in any effort to consummate such transaction for yourself or any other person or entity, but it being understood and agreed that ordinary course competitive activity in the course of any future employment or business matter that does not relate to such a transaction shall not in and of itself constitute circumvention or an attempted circumvention (collectively, the “Continuing Obligations”). For the avoidance of doubt, to the extent any obligation set forth in paragraph 4 herein conflicts with or is duplicative of any obligation under Section 4.1 of the Employment Agreement, the terms of this letter agreement shall govern and control. Following the Separation Date, the Continuing Obligations will remain in full force and effect in accordance with their terms. This letter agreement is not intended to modify but rather is intended to supplement the following agreements entered into between you and the Company and its affiliates, which remain in full force and effect: (i) Indemnification Agreement by and between you and the Company, dated as of November 3, 2021; (ii) Indemnification Agreement by and between you and UAN, dated as of November 3, 2021; (iii) the Company Insider Trading Policy; (iv) the UAN Insider Trading Policy; (v) the Company Policy for the Recovery of Erroneously Awarded Compensation; and (vi) the UAN Policy for the Recovery of Erroneously Awarded Compensation (collectively, the “Continuing Agreements”).
You agree and acknowledge that the Continuing Obligations and the restrictive covenants set forth in paragraph 4 (including, without limitation, the confidentiality, non-disparagement, non-solicitation and non-competition provisions) are reasonable as to duration, terms, and geographical area and that they protect the legitimate interests of the Company and its affiliates and subsidiaries, impose no undue hardship on you, are not injurious to the public, and that any violation of these provisions shall be specifically enforceable in any court with jurisdiction upon short notice. You agree and acknowledge that any breach of these provisions shall cause irreparable injury to the Company and its affiliates and subsidiaries and upon breach of any such provision, the Company and/or its affiliates and subsidiaries shall be entitled to obtain injunctive relief, specific performance, or other equitable relief or pursue any remedies or relief available to them in law or equity (including, without limitation, monetary damages). If any of the provisions of the Continuing Obligations or paragraph 4 above are adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision set forth herein. If the scope of any provision (or any part thereof) is too broad to permit enforcement to its fullest extent, you agree that the court making such determination shall have the power to reduce the duration, area, and/or other aspects of the provision to the extent necessary to permit enforcement, and, in its reduced form, such provision shall then be enforceable and shall be enforced.
6.    Within ten (10) days of your Separation Date, you will return to the Company any and all property, tangible or intangible, relating to its business or the business of its parent companies, subsidiaries, affiliates, and related entities, including any and all property of IEP, which you possessed or had control over at any time, including but not limited to Company-provided cell phones, keys, smartphones, personal computers, credit cards, building access cards, computer equipment, files, documents, and software. You agree that all processes, technologies, and inventions, including new contributions, improvements, ideas, discoveries, agreements, contracts, trademarks, or trade names conceived, developed, invented, made, or found by you alone or with other employees during the period of your employment by the Company shall remain property of the Company.

7.    (a) By signing this letter agreement, except as to the claims and rights referred to in paragraphs 7(b) and 7(c) below, in consideration of the payments provided for in paragraph 3, and other terms of this letter agreement, you voluntarily and knowingly release and forever discharge IEP and the Company, and each of their respective subsidiaries, parent, affiliates, and related entities, and each of their employee benefit plans, and each of their shareholders, partners, directors, members, officers, employees, trustees, administrators, fiduciaries, and agents, and each of their successors and assigns (each a “Released Party” and collectively, the “Released Parties”), from any and all claims, demands, causes of action, obligations, damages, and liabilities of whatever kind, in law or equity, by statute or otherwise (all collectively referred to as “Claims”), that can be waived, whether known or unknown, asserted or unasserted, arising out of or relating directly or indirectly in any way to your employment or termination of employment or the terms and conditions of your employment with the Company or any parent, subsidiary, affiliated, or related entity, including but not limited to (i) Claims of discrimination, harassment, retaliation, or failure to accommodate under any federal, state, or local law, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act, the Equal Pay Act, the Older Workers Benefits Protection Act, and the Genetic Information Non-Discrimination Act (as any such law was enacted or amended); (ii) Claims under the Immigration Reform and Control Act; (iii) Claims under the Uniformed Services Employment and Reemployment Rights Act; (iv) Claims under the Employee Retirement Income Security Act of 1974 (excluding claims for vested benefits as set forth in paragraph 7(b) below); (v) Claims regarding leaves of absence, including, but not limited to, Claims under the Family and Medical Leave Act; (vi) Claims under the National Labor Relations Act; (vii) Claims under the Sarbanes-Oxley Act or the Dodd-Frank Act; (viii) Claims under the Texas Commission on Human Rights Act (Tex. Lab. Code Ann. §§ 21.001 et seq.); Texas Workers’ Compensation Retaliation Law (Tex. Lab. Code Ann. § 451.001); Payment of Wages Law (Tex. Lab. Code Ann. §§ 61.001 et seq.); Texas Minimum Wage Law (Tex. Lab. Code Ann. §§ 62.051 et seq.); Texas Communicable Disease Prevention and Control Act (Tex. Health & Safety Code Ann. §§ 81.001 et seq.); Jury Duty and Court Attendance Leave Law (Tex. Civ. Prac. & Rem. Code Ann. §§ 122.001 et seq.); Witness Leave Law (Tex. Lab. Code Ann. § 52.051); Emergency Evacuation Leave Law (Tex. Lab. Code Ann. § 22.002); Military Leave Law (Tex. Gov’t Code Ann. § 437.204.); Texas Blacklisting Law (Tex. Lab. Code Ann. § 52.031); Oklahoma Anti-Discrimination Act (Okla. Stat. tit. 25, § 1101 to 1605); Oklahoma Standards for Workplace Drug and Alcohol Testing Act (Okla. Stat. tit. 40, §§ 551 et seq.); Oklahoma Minimum Wage Act (Okla. Stat. tit. 40, §§ 197.1 et seq.); Oklahoma Wage Payment Law (Okla. Stat. tit. 40, § 165.1 to 165.9); Anti-retaliation provisions of the

Oklahoma Administrative Workers’ Compensation Act (Okla. Stat. tit. 85A, § 7); Medical Marijuana and Patient Protection Act (Okla. Stat. tit. 63, § 427.8); Jury Duty Leave Law (Okla. Stat. tit. 38, §§ 34, 35); Military Leave Law (Okla. Stat. tit. 72, §§ 47, 48.1); Social Media Privacy Law (Okla. Stat. tit. 40, § 173.2), all as amended and similar local, state and federal laws; (ix) Claims for breach of contract (express or implied), retaliation, wrongful discharge, detrimental reliance, invasion of privacy, defamation, emotional distress or compensatory and/or punitive damages; (x) Claims for attorneys’ fees, costs, disbursements and/or the like; and (xi) Claims under any severance plan, policy, or program of the Company, including any claims for severance pay, termination pay, or similar type of payment. By signing below, you also acknowledge that you cannot benefit monetarily or obtain other personal relief from any Claims released in this paragraph 7(a) and that you have waived any right to equitable relief that may have been available to you (including, without limitation, reinstatement) with respect to any Claim waived in this paragraph 7(a). Your signature below acknowledges the fact that you are receiving payments to which you would otherwise not be entitled, that it is sufficient consideration for the waiver of Claims herein, and that after the Separation Date you will not be entitled to receive any other payments or benefits from the Company apart from the payments and benefits described in this letter agreement.

(b) By signing this letter agreement, you are not releasing claims that arise after you sign this letter agreement; claims to enforce this letter agreement; claims relating to the enforceability, meaning, or effect of this letter agreement; claims or rights you may have to workers’ compensation or unemployment benefits; claims for continuation coverage for which you may be eligible (at your sole cost and expense) under the health benefit plans of the Company or any of its affiliates pursuant to the federal law known as “COBRA” (and any similar applicable state law); claims for any accrued and vested benefits under any tax-qualified retirement plan of the Company or any of its affiliates in accordance with its terms and conditions; claims for rights to advancement or indemnification that you are eligible to receive pursuant to any directors’ and officers’ indemnification insurance policy, the indemnification agreements constituting part of the Continuing Agreements and/or the governing documents of the Company and its subsidiaries, in each case in accordance with their respective terms; and/or claims or rights which cannot be waived by private agreement.

(c) Additionally, by signing this letter agreement, you are not waiving your right to file a charge with, or participate in an investigation conducted by, any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (EEOC). Nevertheless, as set forth in paragraph 7(a) above, you acknowledge that you cannot benefit monetarily or obtain damages or equitable relief of any kind from or through any such charge or any action commenced by a government agency or third party with respect to claims waived in paragraph 7(a), except that this paragraph shall not be construed as preventing you from receiving a monetary award from a government agency (that is not paid or payable by the Company or its subsidiaries or affiliates) in connection with information provided to, or participating in an investigation by, such government agency.

8.    You agree that, once the Company complies with paragraph 1 of this letter agreement, you have been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, severance or termination pay, commissions, notice period, and/or benefits to which you may have been entitled, and that no other remuneration or benefits are due to you, except as set forth in this letter agreement. You affirm that you have had no known workplace injuries or occupational diseases.

You also represent that you have disclosed to the Company any information you have concerning any fraudulent or unlawful conduct involving the Released Parties.

9.    You agree to refrain from initiating or participating in, or from inducing or encouraging others from initiating or participating in, any lawsuit or arbitration of any kind against the Released Parties relating to the claims covered by the release in paragraph 7, except as set forth in this letter agreement, including but not limited to paragraph 4(b) above. You hereby irrevocably and unconditionally waive and relinquish any right to seek or recover any individual relief (including any money damages, reinstatement or other legal or equitable relief) for or on account of any of the claims covered by the release in paragraph 7 through any complaint, lawsuit, or other proceeding, whether commenced or maintained by you or by any other person or entity anywhere in the world, subject to paragraph 4(b) above.

10.    You represent and warrant that, during the course of your employment with the Company, you did not engage in any act of fraud, embezzlement, misappropriation, willful misconduct, or malfeasance, against the Company or any of its affiliates, and that you do not have actual knowledge of any facts or circumstances that would give rise to any claim or allegation of such conduct. You acknowledge that the Company is entering into this letter agreement in reliance upon the foregoing representation.

11.    You agree to cooperate with and make yourself readily available to the Company, IEP and their respective affiliates, and the General Counsel (or equivalent position) and/or external legal counsel to each such entity, as the Company and/or IEP may reasonably request, to assist each such entity in any matter regarding such entity, including giving truthful testimony in any litigation, potential litigation or any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings involving such entity over which you have knowledge, experience or information. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of such entities. The Company and/or IEP or such other entity, as applicable, shall reimburse any reasonable, out-of-pocket expenses incurred by you as a consequence of complying with your obligations under this clause, subject to your providing applicable invoices or other receipts or documentation evidencing such expenses that is satisfactory to the Company.

12.    The Company represents and warrants that, as of the date of this letter agreement, (a) none of its current directors or executive officers has actual knowledge of any facts or circumstances that would give rise to a claim by the Company or any of its affiliates against you for Cause (as defined in the Employment Agreement or breach of any agreement between you and the Company or any of its affiliates fraud, embezzlement, misappropriation, willful misconduct, or malfeasance, and (b) none of its current directors or executive officers has actual knowledge of any pending or threatened investigation, audit, or inquiry by any governmental authority concerning your conduct during your employment with the Company or any of its affiliates. The Company acknowledges that you are entering into this letter agreement in reliance upon the foregoing representation.

13.    This letter agreement contains the entire understanding between you and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements and understandings, whether written or oral, between or among you, the Company or any of its parent companies, subsidiaries, affiliates and related entities, including the Employment Agreement

(other than the Continuing Obligations and the Continuing Agreements referred to in paragraph 5 above, which shall remain in full force and effect following your Separation Date according to their terms) and, except as expressly provided herein, you hereby waive any and all rights under the Employment Agreement.

14.    The making of this letter agreement is not intended, and shall not be construed, as an admission that the Company or any of the Released Parties has violated any federal, state, or local law (statutory or decisional), ordinance, or regulation, breached any contract, or committed any wrongdoing whatsoever against you or otherwise.

15.    This letter agreement (a) is governed by the laws of the State of Texas applicable to agreements made and to be performed wholly within such state, and as such will be construed under and in accordance with the laws of the State of Texas without regard to conflicts of law, and (b) may not be modified unless evidenced by a writing signed by yourself and an authorized representative of the Company.

16.    EACH OF THE PARTIES TO THIS LETTER AGREEMENT EXPRESSLY WAIVE THEIR RESPECTIVE RIGHT TO A JURY TRIAL.

17.    You may accept this letter agreement by signing it and inserting the date of signature in the space provided on or before the twenty-first (21st) day after your receipt of this letter agreement (but no earlier than your Separation Date) and delivering this signed letter agreement to Melissa M. Buhrig, Executive Vice President, Chief Legal Officer, CVR Energy, Inc. 2277 Plaza Drive, Suite 500, Sugar Land, TX 77479, mmbuhrig@cvrenergy.com and LegalServices@CVREnergy.com. After signing this letter agreement and delivering it as set forth above, you will have seven days to revoke your decision (the “Revocation Period”). You may exercise your right to revoke your decision by sending written notice of revocation to Ms. Buhrig, as set forth above. Such notice must be postmarked (if by letter) or received (if by email) by the close of business on the seventh day after you sign this letter agreement. Provided you do not timely revoke your decision to sign this letter agreement, this letter agreement will become effective on the eighth day after you sign it (the “Effective Date”). In the event you do not timely accept and execute this letter agreement, or you revoke this letter agreement as set forth above, this letter agreement, including, without limitation, the obligation of the Company to provide the payments set forth in paragraph 3, shall be deemed automatically null and void. You are advised to speak with an attorney before signing this letter agreement.

18.    If any paragraph or part or subpart of any paragraph in this letter agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this letter agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this letter agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the letter agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this letter agreement shall remain in full force and effect.

19.    Nothing in this letter agreement is intended to or shall be construed to preclude you from providing truthful information about your employment or this letter agreement to any government agency or in any sworn testimony.
20.    By signing this letter agreement, you agree that you: (i) have carefully read this letter agreement in its entirety; (ii) are signing it voluntarily of your own free will; (iii) have had at least twenty-one (21) days within which to consider its terms; (iv) are hereby advised by the Company to consult with an attorney of your choosing in connection with your decision whether to accept this letter agreement; (v) fully understand the significance of all of the terms and conditions of this letter agreement and have discussed them with an attorney of your choice, or have had a reasonable opportunity to do so; and (vi) agree to abide by all of the terms and conditions contained herein.

21.    All payments and benefits pursuant to this letter agreement are subject to all withholding and other applicable deductions as required or authorized by applicable law. It is intended that payments and benefits pursuant to this letter agreement shall be exempt from, or compliant with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and all applicable regulations and guidance promulgated thereunder (“Section 409A”), and this letter agreement shall be interpreted and construed in accordance with the foregoing. For purposes of Section 409A, each payment (including any payment or installment in a series of payments or installments) shall be treated as a “separate payment.” Any payment or benefit to be paid or provided upon your termination of employment (or term of similar meaning) shall only be made upon a “separation from service” within the meaning of Section 409A to the extent necessary to avoid the imposition of additional taxes, penalties, or interest pursuant to Section 409A. Reimbursement of any expenses that are taxable to you shall be paid as promptly as practicable following your providing appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred. Reimbursements under this letter agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year. Notwithstanding anything to the contrary in this letter agreement, in no event shall the Company or any of its affiliates (or any other Released Party) be liable for any additional taxes, interest, or penalties imposed on you pursuant to Section 409A, all of which shall be your sole and exclusive responsibility.

[signature page follows]

Sincerely,

CVR ENERGY, INC.

By:	/s/ Melissa M. Buhrig
Name: Melissa M. Buhrig
Its: Executive Vice President, Chief Legal Officer

Understood and Agreed to by:

/s/ Mark A. Pytosh
Mark A. Pytosh
Date executed:	June 22, 2026

(not to be executed prior to Separation Date)